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                                                                    EXHIBIT 10.2



                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            VALLEY HEALTH SYSTEM LLC



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                                TABLE OF CONTENTS

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ARTICLE  1

         CERTAIN DEFINITIONS......................................................................................1
         1.1      Certain Definitions.............................................................................1

ARTICLE  2

         INTERESTS IN AND CAPITAL OF THE COMPANY..................................................................7
         2.1      Units; Percentage Shares........................................................................7
         2.2      Initial Capital Contributions...................................................................7
         2.3      Assessments.....................................................................................8
         2.4      Return of Capital...............................................................................8
         2.5      Limited Liability of Members, Assignees and Directors...........................................8
         2.6      Options and Other Rights to Purchase Units......................................................8
         2.7      Restoration of Deficit Capital Account..........................................................8
         2.8      Restrictions on Sale or Exchange................................................................9

ARTICLE 3

         ALLOCATIONS AND DISTRIBUTIONS............................................................................9
         3.1      Allocation of Profits...........................................................................9
         3.2      Allocation of Losses............................................................................9
         3.3      Special Allocations.............................................................................9
         3.4      Curative Allocations...........................................................................12
         3.5      Other Allocations Rules........................................................................12
         3.6      Tax Allocations: Code Section 704(c)...........................................................13
         3.7      Allocations with Respect to Transferred Interests..............................................13
         3.8      Allocation Definitions.........................................................................13
         3.9      Distributions..................................................................................14

ARTICLE 4

         MANAGEMENT OF THE COMPANY'S AFFAIRS;
         BOARD OF DIRECTORS......................................................................................15
         4.1      General Powers of the Board of Directors.......................................................15
         4.2      Composition of Board of Directors..............................................................16
         4.3      Regular Meetings...............................................................................16
         4.4      Special Meetings...............................................................................16
         4.5      Notice of Special Meetings.....................................................................16
         4.6      Quorum of Directors............................................................................17
         4.7      Manner of Acting; Super-Majority Vote..........................................................17
         4.8      Informal Action by Board of Directors..........................................................18
         4.9      Participation by Electronic Means or Proxy.....................................................18
         4.10     Resignation....................................................................................18
         4.11     Removal........................................................................................18

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         4.12     No Committees..................................................................................18
         4.13     Presumption of Assent..........................................................................18
         4.14     Duty of Loyalty; Conflicts of Interest.........................................................18
         4.15     Liability and Indemnity of the Directors and Officers..........................................18
         4.16     Related Party Transactions.....................................................................19
         4.17     Related Party Agreements.......................................................................20

ARTICLE 5

         OFFICERS................................................................................................20
         5.1      Appointment and Term of Office.................................................................20
         5.2      Removal........................................................................................20

ARTICLE 6

         MEMBERS.................................................................................................20
         6.1      Admission of New Members.......................................................................20
         6.2      Meetings.......................................................................................21
         6.3      Quorum.........................................................................................21
         6.4      Manner of Acting...............................................................................21
         6.5      Proxies........................................................................................21
         6.6      Voting by Certain Members......................................................................21
         6.7      Action by Members Without a Meeting............................................................22
         6.8      Voting by Ballot...............................................................................22
         6.9      Waiver of Notice...............................................................................22
         6.10     Resignation or Withdrawal......................................................................22

ARTICLE 7

         TRANSFERS OF MEMBERSHIP INTERESTS BY MEMBERS............................................................22
         7.1      Transfers......................................................................................22
         7.2      Effect of Permitted Transfer...................................................................22
         7.3      Prohibited Transfers...........................................................................23
         7.4      Involuntary Withdrawal.........................................................................23
         7.5      Exceptions to Restrictions.....................................................................23
         7.6      Loss of Voting Rights..........................................................................24
         7.7      Tax Treatment of Acquisitions of Interests by Company..........................................24

ARTICLE 8

         PURCHASE RIGHTS AND OPTIONS.............................................................................24
         8.1      Purchase Right.................................................................................24
         8.2      Purchase Option................................................................................25
         8.3      Tag Along/Co-Sale Rights on Transfers by a Member..............................................26
         8.4      Put Right......................................................................................26

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ARTICLE 9

         DISSOLUTION AND LIQUIDATION OF THE COMPANY..............................................................29
         9.1      Liquidating Events.............................................................................29
         9.2      Method of Liquidation..........................................................................30
         9.3      Reasonable Time for Liquidation................................................................31
         9.4      Distribution to Liquidating Trust..............................................................31
         9.5      Date of Termination............................................................................31
         9.6      Certificate of Cancellation....................................................................31

ARTICLE 10

         COMPANY FUNDS AND ACCOUNTING............................................................................31
         10.1     Books of Account; Records and Information......................................................31
         10.2     Period and Method of Accounting................................................................32
         10.3     Reports........................................................................................32
         10.4     Tax Elections..................................................................................32
         10.5     Tax Matters Manager............................................................................32

ARTICLE 11

         NONCOMPETE..............................................................................................32
         11.1     Business Activities of Members.................................................................32
         11.2     Covenant Not to Compete........................................................................33
         11.3     Enforcement....................................................................................34
         11.4      Reasonableness................................................................................34

ARTICLE 12

         GENERAL.................................................................................................34
         12.1     Filings........................................................................................34
         12.2     Status of Company for Tax Purposes.............................................................34
         12.3     Waiver of Action for Partition.................................................................34
         12.4     Nonrecourse Loans..............................................................................35
         12.5     Notice.........................................................................................35
         12.6     Binding Effect.................................................................................35
         12.7     Construction...................................................................................35
         12.8     Survival of Provisions.........................................................................35
         12.9     Integrated Agreement...........................................................................36
         12.10    Governing Law..................................................................................36

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                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            VALLEY HEALTH SYSTEM LLC

         This Limited Liability Company Agreement ("AGREEMENT") of VALLEY HEALTH SYSTEM LLC (the "COMPANY") is made and entered into effective as of 12:01 AM Pacific Time, February 1, 1998 (the "EFFECTIVE DATE"), by and among VALLEY HOSPITAL MEDICAL CENTER, INC., a Nevada corporation ("VHMC"), and NC-DSH, INC., a Nevada corporation ("NC-DSH") (each of the foregoing, and each additional Person admitted as a member of the Company, shall be referred to individually as a "MEMBER" and collectively as "MEMBERS").

A. The Company was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act (6 Delaware Code Section 18-101, et seq., as it may be amended or succeeded from time to time (the "ACT")) by filing a Certificate of Formation with the Office of the Delaware Secretary of State on January 16, 1998.

B. Newco Q LLC, a wholly owned subsidiary of NC-DSH, merged with and into the Company effective at the Effective Date (the "MERGER").

C. The Members desire to enter into this Agreement to replace the previous limited liability company agreement of the Company and to set forth the provisions governing the management and conduct of the business of the Company and the rights and obligations of the Members.

         The Members, in consideration of the foregoing premises and their mutual covenants and agreements set forth herein, agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below (certain other definitions may be found in Section 3.8 or elsewhere in this Agreement):

                  1.1.1 Affiliate shall mean, when used with reference to a specified Person: (i) any Person that, directly or indirectly, through one or more intermediaries or by contractual agreement, controls or is controlled by or is under common control with the specified Person;
         (ii) any Person that is an officer of, partner in, or director of, or trustee of, or serves in a similar capacity with respect to the specified Person or of which the specified Person is an officer, partner, director, or trustee, or with respect to which the specified Person serves in a similar capacity; (iii) any Person


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         that, directly or indirectly, is the beneficial owner of ten percent
         (10%) or more of any class of the outstanding voting securities of, or otherwise has a substantial beneficial interest in, the specified Person, or of which the specified Person is, directly or indirectly, the owner of 10% or more of any class of voting securities of, or in which the specified Person has a substantial beneficial interest; and
         (iv) any spouse, brothers, sisters, ancestors and descendants of the specified Person. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the term "voting securities" includes, without limitation, partnership interests and limited liability company interests.

                  1.1.2 Bankruptcy or Bankrupt shall mean, with respect to any Person, the adjudication of bankruptcy, declaration of insolvency, or the assignment for the benefit of creditors of or by such Person, the subjection of part or all of the property of such Person to the control and direction of a receiver, which receivership is not dismissed within ninety (90) days of such receiver's appointment, or the filing by such Person or the involuntary filing against such Person of a petition for relief under any federal or other bankruptcy or insolvency law or for an arrangement with creditors which is not dismissed within ninety (90) days.

                  1.1.3 Business shall mean any lawful activity engaged in by the Company related to, and in furtherance of, the ownership, operation and management of the Hospitals and related health care services businesses. The Company's principal executive office shall be located at 620 Shadow Lane, Las Vegas, Nevada 89106

                  1.1.4 Capital Account shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

                           1.1.4.1 To each Member's Capital Account there shall
                  be credited such Member's Capital Contributions, the Member's distributive share of Profits and any items in the nature of income or gain that are specifically allocated to such Member pursuant to Section 3.3 or 3.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company Property distributed to such Person.

                           1.1.4.2 To each Member's Capital Account there shall
                  be debited the amount of cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, the Member's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to
                  Section 3.3 or 3.4 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.


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                           1.1.4.3 In the event any Interest is transferred in
                  accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; provided, however, that no transfer of an Interest shall, in and of itself, relieve the transferor of any obligation to the Company, including, but not limited to, any such transferor's obligation to contribute to the capital of the Company.

                           1.1.4.4 In determining the amount of any liability
                  for purposes of Subsections 1.1.4.1 and 1.1.4.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with these Regulations. In the event the Board of Directors determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property, or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Board of Directors may make such modification if approved in writing by VHMC and NC-DSH.

                  1.1.5 Capital Contribution shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed at any time to the Company with respect to such Member's Interest in the Company.

                  1.1.6 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  1.1.7 Company Property shall mean any and all interests and rights of any type or nature in all real and personal property, tangible and intangible, owned or acquired by the Company, including, without limitation, the Hospitals and all assets used in connection with the Hospitals that are owned, leased or operated by the Company.

                  1.1.8 Depreciation shall mean for each fiscal year or other shorter period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost


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         recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors and approved in writing by VHMC and NC-DSH.

                  1.1.9 Distributable Cash shall be defined for the applicable period of time as (i) the sum of (a) all cash receipts from all sources from the operations of the Company during such period, excluding the proceeds of indebtedness of the Company or from the issuance of additional Interests for cash, and (b) any reduction in Reserves established by the Board of Directors in prior periods as set forth below, less (ii) the sum of (aa) all cash disbursements of the Company during such period of time, including without limitation, disbursements by the Company on behalf of or amounts withheld with respect to, Members of the Company in the capacity of Members but only if such withheld amounts are pursuant to Subsection 3.9.3 hereof, if any, debt service (including the payment of principal, premium and interest), capital expenditures and redemptions of Interests in the Company pursuant to Section 736 of the Code, and (bb) any Reserves. "RESERVES" shall mean the sum of: (a) thirty (30) days operating cash computed by multiplying thirty (30) times the average daily actual cash disbursements for the previous three (3) months excluding cash disbursements for capital expenditures and (b) one and one-quarter percent (1.25%) of budgeted net revenues for the fiscal year. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any distributions that would render it insolvent in violation of Act. Nothing contained herein nor distributions hereunder are intended nor shall be construed or applied to violate the fraud and abuse prohibitions under the Medicare and Medicaid programs.

                  1.1.10 Gross Asset Value shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           1.1.10.1 The initial Gross Asset Value of any asset
                  (other than cash) contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Members and the Company, provided that the initial Gross Asset Value of the assets contributed by VHMC pursuant to
                  Section 2.2 hereof shall be Two Hundred Sixty-Three Million Six Hundred Thirty-Six Thousand Three Hundred Sixty-Four and No/100 Dollars ($263,636,364.00) plus the working capital contributed to the Company by VHMC pursuant to the Contribution Agreement and the initial Gross Asset Value of the assets contributed by NC-DSH pursuant to Section 2.2 shall be One Hundred Million and No/100 Dollars ($100,000,000.00) plus the working capital contributed to the Company by NC-DSH pursuant to the Contribution Agreement;

                           1.1.10.2 The Gross Asset Values of all Company assets
                  shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board of Directors, as of the following times: (a) the


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                  acquisition of an additional Interest by any new or existing
                  Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic rights of the Members in the Company;

                           1.1.10.3 The Gross Asset Value of any Company asset
                  distributed to any Member shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the Board of Directors; and

                           1.1.10.4 The Gross Asset Values of Company assets
                  shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 3.5 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subsection
                  1.1.10.4 to the extent the Board of Directors determines that an adjustment pursuant to Subsection 1.1.10.2 is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Subsection 1.1.10.4.

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections 1.1.10.1, 1.1.10.2, or 1.1.10.4 such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                  1.1.11 Hospitals shall mean all the assets and properties the Company acquired from VHMC and its Affiliates pursuant to the Contribution Agreement and all the assets and properties the Company acquired pursuant to the Merger, together with additions thereto and reduced by dispositions since such acquisition.

                  1.1.12 Interest shall mean a Member's entire ownership interest in the Company at any particular time, including its Percentage Share and the rights and obligations of such Member provided herein or in the Act.

                  1.1.13 Liquidating Event shall mean any of the events listed in Section 9.1 requiring the dissolution, winding up and liquidation of the Company and its assets.


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                  1.1.14 Person shall mean any individual, corporation,
         partnership, limited liability company, professional association, company, trust, estate or other entity.

                  1.1.15 Profits and Losses shall mean, for each fiscal year or other shorter period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code
         Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                           1.1.15.1 Any income of the Company that is exempt
                  from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Subsection
                  1.1.15 shall be added to such taxable income or loss;

                           1.1.15.2 Any expenditures of the Company described in
                  Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection 1.1.16 shall be subtracted from such taxable income or loss;

                           1.1.15.3 In the event the Gross Asset Value of any
                  Company asset is adjusted pursuant to Subsection 1.1.15.3 or
                  1.1.15.4 hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                           1.1.15.4 Gain or loss resulting from any disposition
                  of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

                           1.1.15.5 In lieu of the depreciation, amortization,
                  and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other shorter period, computed in accordance with Subsection 1.1.15 hereof.

                           1.1.15.6 To the extent an adjustment to the adjusted
                  tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations
                  Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the


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                  asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                           1.1.15.7 Notwithstanding any other provisions of this
                  Subsection 1.1.15, any items which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

                  1.1.16 Contribution Agreement shall mean that Contribution Agreement by and between VHMC and NC-DSH dated on or about January 30, 1998 pursuant to which the Company shall acquire the Hospitals.

                  1.1.17 Regulations shall mean those regulations promulgated by the United States Treasury Department under the Code, as such regulations may be amended at any time and from time to time (including corresponding provisions of succeeding regulations).

                                    ARTICLE 2
                     INTERESTS IN AND CAPITAL OF THE COMPANY

         2.1 Units; Percentage Shares. Each Member's Interest in the Company shall be denominated in "UNITS", or fractions thereof. Each Unit represents a Capital Contribution of cash or assets with an initial Gross Asset Value of One Hundred Thousand Dollars ($100,000.00). A Member's "PERCENTAGE SHARE" in the Company shall be obtained by converting to a percentage the fraction having as its numerator the number of Units held by such Member and having as its denominator the aggregate number of Units held by all Members at the time. The initial Units and Percentage Share of each Member shall be set forth opposite such Member's name on Exhibit 2.1 attached hereto. Thereafter, such Percentage Share shall be adjusted from time to time in accordance with this Agreement. All such adjustments shall be reflected on Exhibit 2.1 hereto, which shall be revised as a result thereof through the execution of a revised Exhibit 2.1 by the Company's Chief Executive Officer and each of VHMC and NC-DSH. In case of any conflict between two Exhibits 2.1, the exhibit having the latest date shall be conclusive and binding for all purposes, absent manifest error.

         2.2 Initial Capital Contributions. The Initial Capital Contribution of VHMC shall be the Hospitals contributed pursuant to the Contribution Agreement. The Initial Capital Contribution of NC-DSH shall be the Hospitals contributed pursuant to the Merger. A Member shall be liable only to make the initial Capital Contribution described herein. Except as provided in the Act or Section 2.3, after such Member's initial Capital Contribution shall be fully paid, such Member shall not be required to make any further Capital Contributions or to lend any funds to the Company.


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         2.3 Assessments. The Board of Directors is empowered to request additional Capital Contributions from the Members in such amounts and at such times as determined in its reasonable judgment but only for purposes of capital improvements to the Hospitals and capital projects for expansion of the Business. Such assessments shall be made pro rata based on each Member's Percentage Share so as to maintain the Members' respective Percentage Shares. Each Member shall have the right to determine if they wish to comply with an assessment. The capital accounts of all Members who pay the assessment shall be adjusted pursuant to Section 1.1.4 and, if not all Members comply with the assessment, Members who pay the assessment shall receive a proportional increase in their number of Units and Percentage Share based on the then current fair market value of a Unit. In the event NC-DSH declines to comply with a capital assessment and objects to the value at which additional Interests are issued or the adjustments made to the Members' Capital Accounts, Units or Percentage Shares, NC-DSH and VHMC shall comply with the dispute resolution provisions of
Section 4.16, provided however, that NC-DSH shall pay the cost of any arbitration engaged in under Section 4.16 brought pursuant to this Section 2.3 and provided further that, in the event the arbitrator determines that an appraisal is required and selects the appraiser and controls the appraisal process, NC-DSH shall pay the cost and expenses of such appraisal. If either NC-DSH or VHMC retain an appraiser, the cost of such appraisal shall be borne by NC-DSH or VHMC respectively.

         2.4 Return of Capital. Except as provided in Articles 3 and 9, no Member or assignee shall have the right to demand or receive a return of all or any part of such Member's initial or additional contributions to the capital of the Company, or to receive any specific property of the Company. No Member (or assignee) shall be entitled to any interest on such Member's Capital Account.

         2.5 Limited Liability of Members, Assignees and Directors. Except as provided in this Section 2.5, no Member, assignee or Director shall be personally liable for the acts, debts, liabilities, or other obligations of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, assignee or Director, employee or agent of the Company. Except as otherwise provided herein, each Member, Director and assignee shall be liable only to make the Capital Contributions that it has agreed to make and for such Person's own acts and conduct.

         2.6 Options and Other Rights to Purchase Units. The Board of Directors shall not have the right to grant, sell or issue additional Units, options or other rights, including convertible securities (collectively "UNIT EQUIVALENTS"), for the purchase of Units to any Person without the written consent of each of VHMC and NC-DSH.

         2.7 Restoration of Deficit Capital Account. In the event a Member, following a Liquidating Event, has a deficit in its Capital Account as a result of a distribution previously made pursuant to this Agreement, then such Member shall be obligated to pay to the Company an amount equal to such deficit. Any Member required to so contribute shall contribute the amount of such deficit within 30 days of a request for such payment from the


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Board of Directors. No Member shall have any liability for restoration of any other Member's negative Capital Account balance.

         2.8 Restrictions on Sale or Exchange. The Interests have not been registered under the Securities Act of 1933, as amended, but were issued pursuant to an exemption from such registration. Notwithstanding any provisions to the contrary in this Agreement, except for transactions governed by Section 7.5, no reoffers, reoffers for sale, resale or transfer of the Interests may be made except pursuant to an exemption from such registration under the Securities Act of 1933 and applicable state law evidenced by an opinion of counsel in form and by counsel reasonably satisfactory to the Board of Directors, VHMC and NC-DSH.

                                    ARTICLE 3
                          ALLOCATIONS AND DISTRIBUTIONS

         3.1 Allocation of Profits. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any fiscal year or other shorter period shall be allocated among Members in accordance with their respective Percentage Shares.

         3.2 Allocation of Losses. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Losses for any fiscal year or other shorter period shall be allocated among Members in accordance with their respective Percentage Shares.

                  3.2.1 The Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2, the limitation set forth in this Subsection 3.2.1 shall be applied on a Member by Member basis so as to allocate the maximum permissible Loss to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Subsection 3.2.1 shall be allocated among the Members in accordance with their respective Percentage Shares.

         3.3 Special Allocations. The following special allocations shall be made in the following order (the definition of capitalized terms used in this Article 3, not previously defined herein, are set forth in Section 3.8):

                  3.3.1 Minimum Gain Chargeback. Except as otherwise provided in
         Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 3, if there is a net decrease in Company Minimum Gain during any Company fiscal year or other shorter period, each Member shall be specially allocated items of Company income and gain for such year or other shorter period (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations
         Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Subsection 3.3.1 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  3.3.2 Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 3 except Subsection 3.3.1, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year or other shorter period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year or other shorter period (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Subsection 3.3.2 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  3.3.3 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Subsection 3.3.3 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Subsection 3.3.3 were not in the Agreement.

                  3.3.4 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year or other shorter period that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Subsection 3.3.4 shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 3 have been tentatively made as if Subsection 3.3.3 hereof and this Subsection 3.3.4 were not in the Agreement.

                  3.3.5 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other shorter period shall be specially allocated among the Members, in accordance with their respective Percentage Shares.

                  3.3.6 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other shorter period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations
         Section 1.704-2(i)(1).

                  3.3.7 Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his or her Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies. No Code Section 754 election shall be made without the consent of each of VHMC and NC-DSH.

                  3.3.8 Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the "ISSUANCE ITEMS") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

                  3.3.9 Imputed Interest. To the extent the Company has taxable interest income with respect to any promissory note pursuant to Section 483 or Sections 1271 through 1288 of the Code:

                           3.3.9.1 Such interest income shall be specially
                  allocated to the Member to whom such promissory note relates; and

                           3.3.9.2 The amount of such interest income shall be
                  excluded from the Capital Contributions credited to such Member's Capital Account in connection with payments of principal with respect to such promissory note.

         3.4 Curative Allocations. The allocations set forth in Subsections 3.2.1, 3.3.1, 3.3.2, 3.3.3, 3.3.4, 3.3.5, 3.3.6 and 3.3.7 hereof (the
"REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, 3.3.8, 3.3.9, and 3.5. In exercising its discretion under this Section 3.4, the Board of Directors shall take into account future Regulatory Allocations under Subsections 3.3.1 and 3.3.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Subsections 3.3.5 and 3.3.6.

         3.5      Other Allocations Rules.

                  3.5.1 Basis for Determining Profits or Losses. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors on a consistent basis using any permissible method under Code
         Section 706 and the Regulations thereunder.

                  3.5.2 Distributions of Cash treated as proceeds from Nonrecourse Liability or Member Nonrecourse Debt. To the extent permitted by Sections 1.704-2(h)(3) of the Regulations, the Board of Directors shall endeavor to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

                  3.5.3 Allocations of Items Not Otherwise Allocated. Except as otherwise provided in this Agreement, all items of Company income, gain, credit, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for such fiscal year or other shorter period.

                  3.5.4 Allocations Binding. The Members are aware of the income tax consequences of the allocations made by this Article 3 and hereby agree to be bound by the provisions of this Article 3 in reporting their respective shares of

         Company income and loss for income tax purposes. The Members further intend that pursuant to Regulations Section 1.704-1(b)(3), the Members' respective interests in the Company are equal to their respective Percentage Shares for purposes of complying with Section 704(b) of the Code.

         3.6      Tax Allocations: Code Section 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In applying Code
Section 704(c) and the regulations thereunder, VHMC and NC-DSH will jointly determine the allocation method or methods that will, to the extent allowable, allocate items governed under Code Section 704(c) so as to provide the contributing member with the tax depreciation and amortization it would have had notwithstanding formation of the Company.

         3.7      Allocations with Respect to Transferred Interests.

                  3.7.1 General Rule. If any Member's Interest is transferred, or is increased or decreased by reason of the admission of a new Member, or otherwise, during any fiscal year or other shorter period of the Company, Profits or Losses and any other item of income, gain, loss, deduction or credit of the Company for such fiscal year or other shorter period shall be allocated among the Members in accordance with their varying respective Percentage Shares which they had from time to time during such fiscal year or other shorter period in accordance with Code Section 706(d).

                  3.7.2 Accounting Convention. For convenience in accounting, the Company may, to the extent permitted by law, treat a transfer of an Interest, or an increase or decrease of a Member's Percentage Share, that occurs at any time during a month (commencing with the month including the date of this Agreement) as having been consummated on the first day of that month, regardless of when during that month, the transfer, increase or decrease actually occurs, or adopt such other convention as the Board of Directors may lawfully select.

                  3.7.3 Sale or Other Disposition of All Assets. Notwithstanding anything in Section 3.6 to the contrary, gain or loss of the Company realized in connection with the sale or other disposition of all or substantially all Company Property and/or the liquidation of the Company shall be allocated only to Members who own Interests as of the date such transaction occurs.

         3.8      Allocation Definitions.

                  3.8.1 Adjusted Capital Account Deficit shall mean with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year or other shorter period, after giving effect to the following adjustments:

                           3.8.1.1 Credit to such Capital Account any amounts
                  which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                           3.8.1.2 Debit to such Capital Account the items
                  described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                  3.8.2 Nonrecourse Deductions has the meaning set forth in
         Section 1.704-2(b)(1) of the Regulations.

                  3.8.3 Nonrecourse Liability has the meaning set forth in
         Section 1.704-2(b)(3) of the Regulations.

                  3.8.4 Member Nonrecourse Debt has the meaning set forth in
         Section 1.704-2(b)(4) of the Regulations for "Partner Nonrecourse Debt" after substituting therein the word "Member" in place of the word "Partner".

                  3.8.5 Member Nonrecourse Debt Minimum Gain means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with
         Section 1.704-2(i)(3) of the Regulations.

                  3.8.6 Member Nonrecourse Deductions has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations for "Partner Nonrecourse Deductions" after substituting therein the word "Member" in place of the word "Partner".

                  3.8.7 Company Minimum Gain has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for "Partnership Minimum Gain" after substituting therein the word "Company" in place of the word "Partnership".

         3.9      Distributions.

                  3.9.1 Distributions of Distributable Cash. The Board of Directors shall make distributions on a quarterly basis of Distributable Cash or other property to the Members (or assignees) in accordance with their respective Percentage Shares.

                  3.9.2 Restrictions on Use of Distributions. Nothing contained herein is intended nor shall be construed or applied to violate the fraud and abuse prohibitions under the Medicare and Medicaid programs.

                  3.9.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment of taxes of Members or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Section
         3.9 for all purposes under this Agreement.

                  3.9.4 Distributions in Kind. No Member shall have the right to demand or receive distributions of property other than cash. Distributions in kind of Company property, in liquidation or otherwise, shall be made only with the written consent of the Board of Directors, VHMC and NC-DSH and only at a value agreed to in writing by the Board of Directors, VHMC and NC-DSH. Prior to any such distribution in kind, the difference between such agreed value and the book value of such property shall be credited or charged, as the case may be, to the Members' (and assignees') Capital Accounts in proportion to their Percentage Shares, except as may otherwise be required under Code
         Section 704(c). Upon the distribution of such property, such agreed value shall be charged to the Capital Accounts of the Members (or assignees) receiving such distribution.

                                    ARTICLE 4
                      MANAGEMENT OF THE COMPANY'S AFFAIRS;
                               BOARD OF DIRECTORS

         4.1 General Powers of the Board of Directors. The business and affairs of the Company shall be managed by its "BOARD OF DIRECTORS" (herein so called) and the persons serving on the Board of Directors (the "DIRECTORS"), who shall serve in the capacity of "Managers" as defined in the Act. The Board of Directors shall direct, manage and control the Company's business to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and do any and all things which the Board of Directors deems necessary or desirable for that purpose, subject to the rights and responsibilities of the Members including provisions of this Agreement requiring the approval of VHMC and/or NC-DSH prior to the taking of certain actions . Unless expressly authorized by the Board of Directors, no Member shall have any authority to bind or obligate the Company; provided that the acts of VHMC and NC-DSH on behalf of the Company taken for purposes of forming the Company prior to the adoption of this Agreement are hereby ratified in full. Certain aspects of the Company's day to day operations shall be managed by UHS of Delaware, Inc., a Delaware Corporation, pursuant to the Management Agreement described in Section 4.16, subject at all times to the provisions of this Agreement requiring the approval of VHMC and/or NC-DSH prior to the taking of certain actions.

         4.2 Composition of Board of Directors. The Board of Directors shall be comprised of five (5) Directors, consisting of three (3) Directors appointed by VHMC and two (2) Directors appointed by NC-DSH. No other Member shall have any appointees. Each Director shall be an employee of a Member or an employee of a person controlling, controlled by or under common control with such Member. After initial appointments to the Board of Directors are made, the failure to timely appoint or select Directors shall not affect the validity of actions taken by those who are serving and such unfilled positions shall not be counted in determining a quorum. The Board of Directors shall annually elect one (1) of the Directors to serve as "CHAIRMAN." The Chairman shall preside over all meetings of the Board of Directors (and any meetings of the Members) and shall have such other duties and responsibilities as the Board of Directors may from time to time designate. No Director shall receive any compensation from the Company for service on the Board of Directors.

         4.3 Regular Meetings. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings without other notice than such resolution. Notwithstanding the foregoing, the Board of Directors shall meet no less than once per calendar quarter. Pursuant to Section 4.9, such meetings need not be held in person.

         4.4 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board of Directors, who shall fix any place as the place for holding such special meeting.

         4.5 Notice of Special Meetings. Written notice of any special meeting of the Board of Directors setting forth the matters to be discussed at the special meeting shall be given by the Chairman of the Board of Directors as follows:

                  4.5.1 By mail to each Director at his or her business address at least five (5) business days prior to the meeting; or

                  4.5.2 By personal delivery, telegram or telecopy at least seventy-two (72) hours prior to the meeting to the business address of each Director, or in the event such notice is given on a Saturday, Sunday or holiday, to the residence address of each Director. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. If notice is delivered by telecopy, such notice shall be deemed to be delivered when a confirmation of receipt of the telecopy is printed by the sending telecopier.

                  4.5.3 Any Director may waive notice of any meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

                  4.5.4 When any notice is required to be given to a Director, a waiver thereof in writing signed by such Director, whether before, at or after the time stated therein, shall constitute the giving of such notice.

         4.6 Quorum of Directors. A majority of the of Directors provided in
Section 4.2 hereof shall constitute a quorum for the transaction of business of the Board of Directors so long as at least one Director appointed by each of VHMC and NC-DSH is present, but if less than such majority is represented at a meeting, a majority of the Board of Directors represented may adjourn the meeting from time to time without further notice.

         4.7 Manner of Acting; Super-Majority Vote. Each Director shall have one
(1) vote with respect to any matter put to a vote of the Board of Directors. Any Director may act in person or by proxy. The act of all Directors voting at a meeting at which a quorum is represented shall be deemed the act of a "SUPER-MAJORITY" of the Board of Directors. The act of the majority of the Directors represented at a meeting at which a quorum is represented shall be deemed the act of the Board of Directors, except that each of the following actions shall require the vote of a Super-Majority of the Board of Directors:

                  4.7.1 Changing the Business of the Company.

                  4.7.2 Amending this Agreement or the Certificate of Formation.

                  4.7.3 Approving the selection of or any change in the location of the Company's principal office if outside the city of Las Vegas, Nevada.

                  4.7.4 Except as specifically provided in Section 7.5, and as set forth in Article 8, the Transfer by a Member of the whole or any portion of its Interest.

                  4.7.5 Except as specifically provided in Section 7.5, and as set forth in Article 8, approving the admission of any Person as a new Member.

                  4.7.6 Issuing additional Units or Unit Equivalents other than to VHMC and/or NC-DSH in exchange for additional Capital Contributions pursuant to Section 2.3.

                  4.7.7 Approving the dissolution and liquidation of the Company.

                  4.7.8 Incurring any debt or interest bearing obligations other than: (i) trade payables and other short-term liabilities and leases in the ordinary course of business and (ii) debt incurred pursuant to the Revolving Credit and Cash Management Agreement described on Exhibit 4.16.

                  4.7.9 Electing not to make a quarterly distribution of Distributable Cash pursuant to Section 3.9.

                  4.7.10 Selling, in any twelve (12) month period, in excess of $5,000,000 of the Company's assets or engaging in any merger, partnership, joint venture or other business combination or transaction of a similar nature with a value in excess of $5,000,000 in any twelve
         (12) month period.

         4.8 Informal Action by Board of Directors. The Board of Directors may act without meeting by written consents describing the action taken and signed, via facsimile or otherwise, by all Directors. Action taken under this Section
4.8 is effective when all Directors have signed the consent, unless the consent specifies a different effective date.

         4.9 Participation by Electronic Means or Proxy. Any Director may participate in a meeting of the Board of Directors by communications equipment by which all persons participating in the meeting can hear each other at the same time, or by written proxy. Such participation shall constitute presence in person at the meeting.

         4.10 Resignation. Any Director of the Company may resign at any time by giving written notice to the Chairman of the Board of Directors. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Vacancies created by the resignation of one or more Directors shall be filled as provided in Section 4.2 hereof.

         4.11 Removal. Each Member shall have the unilateral right to remove any Director appointed by such Member. Vacancies created by the removal of one or more Directors shall be filled as provided in Section 4.2 hereof.

         4.12 No Committees. The Board of Directors shall have no committees.

         4.13 Presumption of Assent. A Director of the Company who is present at a meeting of the Board of Directors or committee thereof, at which action on any matter is taken, shall be presumed to have assented to the action taken unless such Director objects at the beginning of such meeting to the holding of the meeting or to the transacting of business at the meeting, unless his or her dissent is entered in the minutes of the meeting, or unless he shall file a written dissent to such action with the presiding officer of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

         4.14 Duty of Loyalty; Conflicts of Interest. The Board of Directors of the Company shall perform its duties and each Director shall perform his or her duties, in good faith, in a manner he or she reasonably believes to be in the best interests of the Company.

         4.15 Liability and Indemnity of the Directors and Officers. Directors and Officers shall be indemnified by the Company with respect to their service as Directors and Officers to the fullest extent permitted by Delaware law during their term as such and thereafter, with respect to the period during which they served as such.

                  4.15.1 Notwithstanding any provisions of this Agreement or applicable Delaware law to the contrary, neither a Director nor an Officer shall be personally liable to the Company or to the Members for monetary damages for breach of fiduciary duty, except with respect to
         (1) any breach of the duty of loyalty; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) any transactions from which the Director or Officer derived an improper personal benefit.

                  4.15.2 Notwithstanding any provisions of this Agreement or applicable Delaware law to the contrary, neither a Director nor an Officer shall be liable to the Company or to any Member for any action taken or omitted to be taken by such Director or Officer, provided that such Director or Officer acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and such action or omission does not involve the gross negligence, willful misconduct or fraud of such Director or Officer.

         4.16 Related Party Transactions. The Company shall not enter into or modify transactions with any Members, Affiliates, Affiliates of Members or other Persons in which the Company or its Affiliates have an ownership or investment interest or that have an Interest in the Company except for transactions evidenced by written agreements that are at arm's-length and fair market value and otherwise on terms and conditions that are intrinsically fair and reasonable to the Company within its market area. If the Company enters into or makes a material modification to a Material Interested Agreement (as defined below), the Company shall provide written notice of the Material Interested Agreement (including a brief summary of its key terms) and a true and complete copy of the Material Interested Agreement to NC-DSH. A Material Interested Agreement is one that involves expenditures of or revenue to the Company of greater than One Hundred Thousand Dollars ($100,000.00) in any twelve (12) month period or an agreement that, when combined with all other agreements to which the first sentence of this Section 4.16 applies, involve, in the aggregate, expenditures or revenue to the Company of greater than Three Hundred Thousand Dollars ($300,000.00) in any twelve (12) month period. In the event that NC-DSH objects to a Material Interested Agreement on the grounds that such Material Interested Agreement fails to satisfy the requirements of the first sentence of this
Section 4.16 and there is a dispute involving this Section 4.16, VHMC and NC-DSH shall initiate arbitration proceedings with respect to the dispute. Such arbitration proceedings shall be conducted in the state of Nevada in accordance with the rules and procedures of the American Arbitration Association, provided that VHMC shall bear the burden of demonstrating that the Material Interested Agreement meets the requirements of the first sentence of this Section 4.16. Any such arbitration shall be binding upon the parties to the fullest extent permitted by law. VHMC and NC-DSH shall each pay one-half of the costs of such arbitration. The Company is authorized to enter into those agreements set forth on Exhibit 4.16 attached hereto. Except for fees paid pursuant to the agreements described on Exhibit 4.16 or agreements permitted pursuant to this Section 4.16, no Member or Affiliate thereof shall be entitled to any salary or other compensation from the Company and the compensation for each Member shall be limited to Distributable Cash distributed to the Members pursuant to Section 3.9.

         4.17 Related Party Agreements. In the event that the Company is party to an agreement with a Member or an Affiliate of a Member, or a Member or an Affiliate of a Member has an interest in such agreement (such Member being an "INTERESTED MEMBER"), decisions with respect to the enforcement of the Company's rights and obligations with respect to breaches, defaults and waivers under such agreement shall be made by VHMC if NC-DSH is the Interested Member and by NC-DSH if VHMC is the Interested Member. The Company and Interested Member shall provide VHMC or NC-DSH, as appropriate, with written notice of each issue requiring decision and the facts and information necessary and appropriate for VHMC or NC-DSH, as appropriate, to exercise its rights under this Section 4.17.

                                    ARTICLE 5
                                    OFFICERS

         5.1 Appointment and Term of Office. The "OFFICERS" of the Company shall from time to time be appointed by the Board of Directors and shall have such duties and responsibilities as are established by the Board of Directors. Such Officers shall include, without limitation, a Chief Executive Officer ("CEO"), Secretary, and such other Officers as may be appointed from time to time by the Board of Directors. Each Officer shall hold office until his or her successor shall have been duly appointed and shall have qualified or until his or her death or until he or she shall resign or shall have been removed. A vacancy in any office may be filled as if the person had never been occupied.

         5.2 Removal. Any Officer may be removed at any time by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the Officer so removed. Election or appointment of an Officer shall not of itself create contract rights.

                                    ARTICLE 6
                                     MEMBERS

         6.1 Admission of New Members. A Person may be admitted as a new Member only upon compliance with the following conditions: (i) except for Persons acquiring an Interest pursuant to Section 7.5 or Article 8, VHMC and NC-DSH shall each have consented in writing to the admission of such Person as a Member, (ii) the Person shall have executed and delivered such documents as requested by the Board of Directors as may be necessary or appropriate to evidence the Person's consent to be bound by the terms and conditions of this Agreement; (iv) the Person shall have contributed to the capital of the Company as required by the Board of Directors, VHMC and NC-DSH; and (v) the

Person shall have paid or caused to be paid all costs related to such membership, including legal fees and expenses incurred by the Company

         6.2 Meetings. Meetings of the Members shall be held at such time, date and place and upon such notice as is reasonably determined by the Board of Directors but no less often than once per calendar year.

         6.3 Quorum. Members holding more than fifty percent (50%) of the Percentage Share of all Members entitled to vote shall constitute a quorum at any meeting of Members provided that, regardless of the Percentage Share represented, VHMC and NC-DSH must be present at such meeting for a quorum to be constituted. In the absence of a quorum at any such meeting, a majority of the Members so represented may adjourn the meeting from time to time for a period not to exceed thirty (30) days without further notice. However, if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

         6.4 Manner of Acting. If a quorum is present, the affirmative vote of the Members owning a majority of all Percentage Shares represented at the meeting and entitled to vote on the subject matter shall be the act of the Members; provided, however, that if the Members are acting upon any of the items that are the subject to Section 4.7 hereof or otherwise require the approval of VHMC and NC-DSH, the affirmative vote of each of VHMC and NC-DSH shall be the required to constitute the act of the Members.

         6.5 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting.

         6.6 Voting by Certain Members.

                  6.6.1 Units owned in the name of a corporation may be voted by such officer, agent or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

                  6.6.2 Units owned in the name of a receiver may be voted by such receiver and Units held by or under the control of a receiver may be voted by such receiver either in person or by proxy, but no receiver shall be entitled to vote Units without a transfer thereof into the receiver's name.

                  6.6.3 A Member whose Units are pledged shall be entitled to vote such Units until the Units have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the Units so transferred.

         6.7 Action by Members Without a Meeting. The Members may act without meeting by written consents describing the action taken and signed by all Members. Action taken under this Section 6.7 is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date.

         6.8 Voting by Ballot. Voting on any question or in any election may be by voice vote unless the Board of Directors or at least one (1) Member shall demand that voting be by ballot.

         6.9 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. The attendance of a Member at any meeting shall constitute a waiver of notice, waiver of objection to defective notice of such meeting, and a waiver of objection to the consideration of a particular matter at the meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting, the transaction of business at the meeting, or the consideration of a particular matter at the time it is presented at the meeting.

         6.10 Resignation or Withdrawal. No Member shall have the right to resign or withdraw from the Company, or to assign its Interest prior to the dissolution and winding up of the Company, except as expressly contemplated by this Agreement.

                                    ARTICLE 7
                  TRANSFERS OF MEMBERSHIP INTERESTS BY MEMBERS

         7.1  Transfers. Except as specifically provided in Section 7.5 or
Article 8, each Member covenants and agrees that it will not directly or indirectly, by operation of law or otherwise, sell, assign, transfer, alienate, mortgage, pledge or otherwise dispose of or encumber (each a "TRANSFER") all or any part of such Member's Units in the Company to any Person, including the Company. A Transfer shall be deemed to include any merger, share exchange, stock transfer, transfer of partnership interest or other transfer of the ownership, equity or control of any Member or any Person owning or holding, directly or indirectly through its Affiliates, an interest in a Member.

         7.2 Effect of Permitted Transfer. In the event a Member Transfers all or any part of its Units in the Company pursuant to this Agreement, the Company shall continue and the transferee of such Units shall be admitted to the Company as a Member subject to the same obligations, with the same Units and Percentage Share in the Company, and with the same rights in and to the capital, profits, losses and distributions of the Company as the transferring Member had with respect to the Units so Transferred; provided, however, that the transferee shall be subject to all of the terms and conditions of this Agreement and shall promptly execute and deliver such documents as requested by the Board of Directors and as may be necessary or appropriate, in the opinion of counsel for the Company, to evidence the transferee's consent to be bound by such terms and conditions; and provided, further, that if such Transfer is a pledge or other encumbrance of Units in the Company, then such transferee shall not become a substituted Member and shall only be an assignee.

         7.3 Prohibited Transfers. Any attempted Transfer by a Member of all or any part of its Units in the Company in violation of the terms of this Agreement shall be null and void and of no force or effect and: (i) if a third party offer has been made, then it shall be treated as an offer to sell the Interest of such Member as provided in Section 8.1 and 8.3, or (ii) otherwise, it shall be treated as an Involuntary Withdrawal as provided in Section 7.4.

         7.4 Involuntary Withdrawal. Upon the Involuntary Withdrawal of any Member, the Company shall be dissolved unless within 90 days thereof VHMC and NC-DSH (or Members holding a majority of all Interests in the Company if VHMC and NC-DSH do not collectively hold a majority in Interests (as such phrase is defined in Revenue Procedure 94-46) in the Company) elect to continue the business of the Company. The Involuntary Withdrawal of the Member shall be treated as an offer to sell the Interest of such Member as provided in Section
8.2. In the event the remaining Members do not purchase the Interest of the withdrawing Member and continue the business of the Company upon the Involuntary Withdrawal of a Member, the successor in interest may, upon the written consent of the other Members, become a transferee with respect to the Interest of the Member with the rights set forth in Section 7.2. The "INVOLUNTARY WITHDRAWAL" of a Member shall be deemed to have occurred with respect to a Member in the event such Member:

                  7.4.1 suffers a "bankruptcy event" as defined in Act ss.18-304;

                  7.4.2 attempts to resign or withdraw from the Company in breach of this Agreement;

                  7.4.3 is dissolved, liquidated, terminated or otherwise ceases to exist;

                  7.4.4 makes a Transfer or attempts to Transfer any part of such Member's Units in violation of Section 7.1 and such Transfer is not treated as an offer to sell the Interest of such Member pursuant to
         Section 8.1 or 8.3; or

                  7.4.5 is responsible for any occurrence, event or state of facts that would otherwise cause the dissolution and liquidation of the Company.

         7.5 Exceptions to Restrictions. Neither: (i) any conveyance by VHMC or NC-DSH of its Interest to a Person that controls or is controlled by or is under common control with VHMC or NC-DSH, respectively; nor (ii) the sale of all or substantially all of the assets of or the Transfer of the stock, merger or change of control of Universal Health Services, Inc., a Delaware corporation, or of Quorum Health Group, Inc., a Delaware Corporation, shall be deemed a Transfer or Involuntary Withdrawal pursuant to this Agreement (and shall not be subject to Article 8).

         7.6 Loss of Voting Rights. Upon the occurrence of an Involuntary Withdrawal, no voting rights shall be exercisable with respect to the Interest of the Member until such Units are disposed of in accordance with Article 8.

         7.7 Tax Treatment of Acquisitions of Interests by Company. The parties hereto expressly agree that any withdrawal of all of a Member's Capital Account whereby the Company acquires the Interest of one or more Members pursuant to
Article 7 shall be treated as a complete liquidation of such Member's Interest pursuant to Section 736 of the Code. The Members hereby expressly agree and acknowledge that the amount of money (or the fair market value of property) distributed to a Member withdrawing all of his or her Capital Account shall be treated as a payment in liquidation under Section 736(b) of the Code to the extent of the fair market value of the withdrawing Member's "interest in partnership property" within the meaning of Section 736 of the Code and the excess, if any, of the withdrawal payments shall be treated as a Section 707(c) "guaranteed payment" under Section 736(a) of the Code. Further, if in connection with such transaction, interest is paid to a Member, the Members hereby agree and acknowledge that the payment of such interest shall be treated as a "guaranteed payment" which in turn shall be treated as a Code Section 736(a) payment. Each Member agrees that the price at which the Company may reacquire the Interests of a Member shall be agreed upon at arm's length as described in the second paragraph of Regulation Section 1.704-1(b)(2)(ii)(b)(3).

                                    ARTICLE 8
                           PURCHASE RIGHTS AND OPTIONS

         8.1 Purchase Right. Subject to the exceptions contained in Section 7.5 and as set forth in Section 8.1.4, prior to any Transfer by a Member ("SELLING MEMBER"), the other Members ("PURCHASING MEMBERS") shall have a right of first refusal to purchase ("PURCHASE RIGHT") the Interest of the Selling Member as provided in this Section 8.1. The terms of the Purchase Right are as follows:

                  8.1.1 Offer By Selling Member. In the event a Selling Member desires to make a Transfer pursuant to a bona fide written offer presented to the Selling Member by any prospective third party transferee(s) (the "THIRD PARTY OFFER"), it shall make an offer in writing to the Purchasing Members (the "OFFER"), and the Offer shall include: (i) a statement of the Selling Member's intention to make a Transfer, (ii) the name(s) and address(es) of the prospective third party transferee(s), (iii) the number of Units involved in the proposed third party transaction, and (iv) the full terms and conditions of the transaction (which shall include, but not be limited to, a detailed description of the transaction, the price, time, method and other conditions of payment), including a true copy of the Third Party Offer.

                  8.1.2 Acceptance of Offer. The Purchasing Members may, at each of their option, provide a written notice to the Selling Member of their acceptance of the Offer within 60 days of the date the Purchasing Members received the Offer. If there is more than one Purchasing Member, the Purchasing Members shall be entitled to purchase pursuant to the Offer in proportion to their respective Percentage Share of Units at the time of the Offer. If the Offer is not accepted by all Purchasing Members, the Selling Member shall give notice thereof to the accepting Purchasing Members and then any accepting Purchasing Member shall have the right to purchase all of the remaining Units involved in the Offer within the succeeding 15 day period. If not all of the Units described in the Offer have been accepted in the fashion described above, the Offer shall be deemed not accepted by any Purchasing Members. If the Offer is not accepted, the Selling Member may make a bona fide Transfer to the third party transferee named in the statement attached to the Offer but only in strict accordance with the Third Party Offer.

                  8.1.3 Purchase Price Determination. The purchase price and the terms and conditions subject to the Offer shall be the same as set forth in the Third Party Offer. The closing of the purchase shall take place at the principal office of the Company and shall occur within 30 days of acceptance of the Offer. At closing, the purchase price shall be paid in the manner set forth in the Third Party Offer, provided that if the Third Party Offer includes any consideration other than cash, the accepting Purchasing Member(s), at their option, may pay in cash the fair market value of such non-cash consideration.

                  8.1.4 Exception. Notwithstanding the foregoing provisions of
         Section 8.1, VHMC shall be entitled to Transfer up to twenty percent (20%) of its Interest without compliance with Section 8.1 provided that NC-DSH has approved the transferee in advance in writing and such transferee shall be subject to the terms and conditions of this Agreement and otherwise comply with Section 7.2.

                  8.1.5 Additional Assets. In the event any Third Party Offer received by a Selling Member is part of an acquisition which extends to or includes assets in addition to the Interest of the Selling Member ("ADDITIONAL ASSETS"), the Offer shall be deemed to extend to and include the Additional Assets and the Offer shall contain the information set forth in Section 8.1.1 with respect to the Additional Assets. In such case, if the Offer is not accepted in its entirety, including, without limitation, the purchase of Additional Assets by the Purchasing Members, the Selling Member may consummate the transactions contemplated by the Third Party Offer but only in strict accordance with such Third Party Offer. This Section 8.1.5 shall not be interpreted or construed to apply to Third Party Offers that are the subject of clause (ii) of Section 7.5.

         8.2 Purchase Option. Upon the Involuntary Withdrawal of a Member (the "SELLING MEMBER") the other Members ("PURCHASING MEMBERS") shall have the right (the "INVOLUNTARY WITHDRAWAL OPTION") to purchase the Interest of the Selling Member for a price and upon the terms set forth in this Section 8.2.

                  8.2.1 Exercise. To exercise the Involuntary Withdrawal Option, the Purchasing Members may, at each of their options, provide written notice to the Selling Member suffering an Involuntary Withdrawal of their intention to exercise their Involuntary Withdrawal Option as provided in this Section 8.2 within 15 days of the date the Purchasing Members receive notice of the event of Involuntary Withdrawal. If there is more than one Purchasing Member, the Purchasing Members shall be entitled to purchase in accordance with their respective Percentage Share of Units at the time of the written notice to the Selling Member.

                  8.2.2 Purchase Price Determination. Within 20 days of the date of the exercise of an Involuntary Withdrawal Option, the affected Members shall mutually agree upon a purchase price for the Interest being sold. If the affected Members are unable to mutually agree upon a purchase price, the affected Members shall mutually select a disinterested appraiser nationally recognized as experienced in valuing healthcare businesses including hospitals to evaluate the Business and determine the fair market value of the Company. If the affected Members cannot select an appraiser, then the American Arbitration Association shall be petitioned to designate an appraiser. The cost of the appraisal and any necessary arbitration shall be paid one-half by the Selling Member and one-half by the Purchasing Members. The appraiser shall promptly provide a written notice ("FAIR MARKET VALUE NOTICE") to each affected Member of its determination of the fair market value, which determination shall be binding upon the affected Members. The purchase price for the Interest being acquired pursuant to this Section
         8.2 shall then be the product of (i) the fair market value of the Company pursuant to the Fair Market Value Notice multiplied by (ii) the Percentage Share of the Selling Member.

                  8.2.3 Closing. The closing of the purchase pursuant to this
         Section 8.2 shall take place at the principal office of the Company as such time during reasonable business hours on such day as designated by the Purchasers or Purchasing Members, provided that such closing shall not be later than 10 days after the purchase price has been determined in accordance with Section 8.2.2. Unless otherwise agreed by the Members, the purchase price shall be payable in immediately available funds.

         8.3 Tag Along/Co-Sale Rights on Transfers by a Member. Should a Member (the "SELLING MEMBER") receive a bona fide offer from an unrelated Person to purchase all, but not less than all, of its Interest, the Selling Member shall not consummate a Transfer to the proposed purchaser until the proposed purchaser shall have offered to buy all Interests of all remaining Members (the "REMAINING MEMBERS") at the same price and on the same terms and conditions. In the event the Selling Member is unable to cause the proposed purchaser to offer to buy all Interests of Remaining Members as set forth in this Section 8.3 and any Remaining Member declines to exercise its Purchase Right pursuant to Section 8.1, the Selling Member shall not consummate the Transfer to the proposed purchaser.

         8.4      Put Right.

                  8.4.1 NC-DSH shall have the right to require the Company to purchase NC-DSH's Interest (the "PUT RIGHT") at any time following the occurrence of any one of the following events (each a "TRIGGERING EVENT"): (i) the Consolidated EBITDA Margin (as defined below) of Valley Health System LLC and Summerlin Hospital Medical Center LLC (collectively the "LLCS") for any trailing twelve (12) month period beginning twenty-five (25) months following consummation of the transactions contemplated under the Contribution Agreement is less than seventeen percent (17%) provided that the Put Notice (as defined below) is given within sixty (60) days following receipt by NC-DSH of the LLCs' financial statements that indicate the existence of a Triggering Event; (ii) the total cash distributions to NC-DSH for any trailing twelve (12) month period beginning twenty-five (25) months following consummation of the transactions contemplated under the Contribution Agreement are less than NC-DSH's Percentage Share of twelve percent (12%) of Consolidated Net Revenues (as defined below) of the LLCs provided that the Put Notice is given within sixty (60) days following receipt by NC-DSH of the LLCs' financial statements that indicate the existence of a Triggering Event; (iii) any material violation of
         Section 2.2.7 or 6.2 or 8.2 of the Management Agreement (or comparable provisions of any renewal or successor or replacement thereof) entered into by the Company pursuant to Section 4.16 of this Agreement; (iv) the Percentage Share of NC-DSH is reduced to less than twenty percent (20%) provided that the Put Notice is given within sixty (60) days following such reduction; (v) the Percentage Share of NC-DSH is reduced to less than seventeen and one-half percent (17.5%) provided that the Put Notice is given within sixty (60) days following such reduction;
         (vi) the Percentage Share of NC-DSH is reduced to less than fifteen percent (15%) provided that the Put Notice is given within sixty (60) days following such reduction; (vii) the Percentage Share of NC-DSH is reduced to less than twelve and one-half percent (12.5%) provided that the Put Notice is given within sixty (60) days following such reduction; or (viii) the Percentage Share of NC-DSH is reduced to less than ten percent (10%) and the Put Notice is given any time thereafter. Upon a Triggering Event, the Put Right shall be exercisable by NC-DSH, at NC-DSH's sole option, by written notice (the "PUT NOTICE") to the Company. Notwithstanding the foregoing, in the event the Triggering Event is (ii) above and was caused by a capital project that was approved by NC-DSH in writing and which approval refers specifically to clause (ii) of this Section 8.4.1 and but for such capital project no Triggering Event would have occurred, then such Triggering Event shall be deemed not to have occurred.

                  8.4.2 Upon receipt of the Put Notice, NC-DSH and the Company shall negotiate in good faith for sixty (60) days to determine the purchase price payable pursuant to the Put Right. If agreement has not been reached on the purchase price within sixty (60) days, each of NC-DSH and the Company shall promptly appoint a disinterested appraiser of national reputation who is a member of the American Society of Appraisers and holds MAI designation with the Appraisal Institute to provide a written appraisal of the fair market value of the Company as of the date of the Put Notice. If a party does not select an appraiser as provided in the preceding sentence within fifteen (15) days after the other party has given written notice of the name of its appraiser, such party shall lose its right to appoint an appraiser and the appraiser already selected shall determine the fair market value of the Company. In the event that both appraisers are timely selected and the lower of the two appraisals is not less than ninety percent (90%) of the higher of the two appraisals, the product of the average of the two appraisals multiplied by the Percentage Share of NC-DSH shall be the purchase price payable by the Company for NC-DSH's Interest.

                  8.4.3 In the event that the lower of the two appraisals is more than seventy-five percent (75%) but less than ninety percent (90%) of the higher of the two appraisals, the two appraisers shall promptly appoint a third appraiser (of the same qualifications described in Section 8.4.2) to provide a written appraisal of the fair market value of the Company as of the date of the Put Notice. The product of the third appraisal (subject to the other two appraisals as lower and upper limits) multiplied by the Percentage Share of NC-DSH shall be the purchase price payable by the Company for NC-DSH's Interest.

                  8.4.4 In the event that the lower of the two appraisals is less than seventy-five percent (75%) of the higher of the two appraisals, NC-DSH and the Company shall promptly cause the American Arbitration Association to appoint an arbitrator who will select two appraisers (of the same qualifications described in Section 8.4.2) and each appraiser shall provide a written appraisal of the fair market value of the Company as of the date of the Put Notice. The product of the average of the two appraisals (subject to the two original appraisals as the lower and upper limits) multiplied by the Percentage Share of NC-DSH shall be the purchase price payable by the Company for NC-DSH's Interest.

                  8.4.5 The rights of NC-DSH as a Member shall cease upon the Put Notice. the Company shall pay one dollar ($1.00) of the purchase price upon receipt of the Put Notice and shall pay the remainder of the purchase price in immediately available funds on the date of the closing described below plus interest at the following rates: (i) for the first six (6) months following the date of the Put Notice the rate of interest per annum shall be the rate of interest paid on one month certificates of deposit published in the Money Rates section of the Wall Street Journal plus one percent (1%), and (ii) for the remainder of the period the rate of interest per annum shall be equal to the prime rate published by the Wall Street Journal plus two percent (2%) as such rate changes from time-to-time. Interest shall accrue from the date of the Put Notice through the date of receipt of payment by NC-DSH. Closing of the purchase pursuant to this Section 8.4 shall take place at the principal office of the Company or at such other location and at such time during normal business hours as the Company and NC-DSH shall agree. The Company shall use its reasonable best efforts to close the transaction contemplated by this Section 8.4 as quickly as possible following the date of the Put Notice. In the event the parties are unable to agree on a Closing Date, the closing shall occur three-hundred and sixty seven (367) days following the date of the Put Notice.

                  8.4.6 For purposes of this Section 8.4 the following
             definitions shall apply: (i) "CONSOLIDATED EBITDA MARGIN" shall mean that fraction, expressed as a percentage, obtained by dividing the combined total EBITDA of the LLCs by Consolidated Net Revenues;
             (ii) "EBITDA" shall mean Consolidated Net Revenues less Consolidated Operating Expenses; (iii) "CONSOLIDATED NET REVENUES" shall mean the combined totals of the LLCs' patient revenues and other operating revenues (but not non-operating revenues) less contractual allowances, adjustments, discounts and charity (but not bad debts); and (iv) "CONSOLIDATED OPERATING EXPENSES" shall mean the combined totals of the LLCs' expenses including management fees payable pursuant to the Management Agreement identified on Exhibit
             4.16 but excluding interest expense, depreciation and amortization, income taxes and non-operating and extraordinary expenses. For purposes of this Section 8.4, all items of revenue and expense will be determined and classified in accordance with generally accepted accounting principles consistently applied.

                  8.4.7 Each party shall bear and promptly pay the expenses and fees of their appraiser selected in accordance with Section 8.4.2 and shall bear and promptly pay one-half of the expenses and fees of any appraiser and/or arbitrator selected in accordance with Sections 8.4.3 and 8.4.4. Copies of all appraisals shall be addressed to and provided to both the Company and NC-DSH.

                  8.4.8 Universal Health Services, Inc. hereby guarantees the payment and performance of the obligations of the Company under this Section 8.4.

                                    ARTICLE 9
                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

                  9.1 Liquidating Events. The existence of the Company shall be perpetual provided, however, that the Company shall be dissolved and liquidated upon the occurrence of any of the following events:

                  9.1.1 The unanimous written agreement of VHMC and NC-DSH to terminate the Company;

                  9.1.2 The entry of a final judgment, order or decree of a
             court of competent jurisdiction adjudicating the Company to be a Bankrupt and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

                  9.1.3 The entry of a final judgment, order or decree of
             judicial dissolution of the Company issued by a court of competent jurisdiction under the authority of Act

         Section 18-802, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom; or

                  9.1.4 The administrative dissolution of the Company by action of the Secretary of State of the State of Delaware and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom or to become reinstated.

Notwithstanding any other provision of this Agreement, in no event shall the redemption or purchase of the Units of a Member by the Company be a dissolving event and any such redemption or purchase by the Company shall constitute and evidence the consent of the Members to the continued existence and business of the Company as provided in Act Section 18-801(4).

         9.2 Method of Liquidation. Upon the happening of any of the events specified in Section 9.1, the Company shall continue solely for the purpose of winding up its affairs, liquidating its assets, and satisfying the claims of its creditors and Members. The Board of Directors shall be responsible for overseeing the winding up and liquidation of the Company. In the course of winding up its affairs, any of the Company's assets may be sold upon the consent of the Board of Directors, and any proceeds derived from any such sale, together with all assets that are not sold, shall be applied and distributed in the following manner and in the following order of priority:

                  9.2.1 To the payment of the debts and liabilities of the Company and to the expenses of liquidation in the order of priority as provided by law, and to the establishment of any reserves that the Board of Directors, VHMC and NC-DSH deem necessary for any contingent liabilities or obligations of the Company. Such reserves shall be paid over to a bank to be held in escrow for the purpose of paying any such contingent liabilities or obligations, and at the expiration of such period as the Board of Directors, VHMC and NC-DSH deem advisable, distributing the balance of such reserves in the manner hereinafter provided; then

                  9.2.2 To the payment of any liabilities or debts, other than Capital Accounts, of the Company to any of the Members; then

                  9.2.3 To the Members (and assignees) in accordance with the relative positive balances of their Capital Accounts, after giving effect to all contributions, distributions and allocations under this Agreement for all periods as required by Section 704(b) of the Code and the Regulations promulgated thereunder.

In the course of any liquidation, the difference between the fair market value and book value of any assets that are distributed in kind shall be credited or charged, as the case may be, to the Members' (or assignees') Capital Accounts in the manner provided in Subsection 3.9.5.

         9.3 Reasonable Time for Liquidation. A reasonable time (not to exceed twelve (12) months) shall be allowed for the orderly liquidation and winding up of the Company in order to minimize any losses that may be attendant upon such liquidation.

         9.4 Distribution to Liquidating Trust. In the discretion of the Board of Directors, VHMC and NC-DSH, assets otherwise distributable to the Members (or assignees) pursuant to Section 9.2 may be distributed to a liquidating trust established for the benefit, and upon the agreement, of all Members (and assignees) for purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or potential liabilities or obligations of the Company.

         9.5 Date of Termination. The Company shall be completely terminated when all property of the Company shall have been disposed of by the Company in accordance with Section 9.2. The establishment of any reserves in accordance with the provisions of Section 9.2 or the creation of a liquidating trust in accordance with Section 9.4 shall not have the effect of extending the existence of the Company, but any remaining balance in any such reserve or liquidating trust shall be distributed in the manner provided in Section 9.2 upon expiration of the period of such reserve or liquidating trust, as the case may be.

         9.6 Certificate of Cancellation. Upon completing the winding up and liquidation of the Company, the Company shall cause to be filed a Certificate of Cancellation of the Company as provided by Act Section 18-203. The Members agree to join in executing such document if such joinder is required by the Act or deemed necessary or appropriate by the Company. Upon the filing of the Certificate of Cancellation, the Members shall cease to be such and the Company and this Agreement shall be terminated.

                                   ARTICLE 10
                          COMPANY FUNDS AND ACCOUNTING

         10.1 Books of Account; Records and Information. The books of account of the Company shall be maintained at the Company's principal executive office and at all reasonable times each Member (and its auditors, attorneys and representatives) shall have access thereto, as well as to information received by the Company pursuant to any management or similar agreement. The Company shall also maintain such records and information required by Act Section 18-305 and shall permit the inspection and copying of such records and information by the Members. In addition to the foregoing, the Company shall promptly provide each Member, on a monthly basis, financial statements (including balance sheet, income statement and statement of cash flows) of the Company. Such financial statements shall be internally prepared in accordance with generally accepted accounting principles consistently applied. The Company shall cause an unqualified audit of its books and records to be performed no less than annually by an independent certified public accountant of recognized national standing and shall promptly provide each Member a complete copy of the audit report. No manager of the Company shall keep confidential from the Members any information regarding the Company pursuant to Act Section 10-305 or otherwise except to the extent such information is the proprietary information of such manager.

         10.2 Period and Method of Accounting. The Company's books of account shall be maintained on such fiscal year basis as may be required by Code Section 706, and such books shall be kept in accordance with such method of accounting as may be required by the Code.

         10.3 Reports. As soon as reasonably practicable after the end of each fiscal year, the Company shall furnish each Member (and assignee) with a copy of a statement of income or loss of the Company for such year, and a statement showing the amounts allocated to such Member (or assignee) pursuant to this Agreement during or in respect of such year, and any items of income, expense or credit allocated to it for purposes of federal income taxation pursuant to this Agreement, all prepared in accordance with the accounting method adopted by the Company, all of which information will be reflected in the Company's federal income tax return. Delivery of a copy of such tax return to each Member (and assignee) shall be sufficient to fulfill the obligation of the Company with respect to providing such information. The Company shall use its reasonable best efforts to provide each Member such income tax information (including Schedule K-1) within ninety (90) days after the end of each fiscal year (for tax purposes) of the Company.

         10.4 Tax Elections. Except as specified in Section 3.3.7, 3.6 or elsewhere in this Agreement, the Board of Directors shall have the responsibility for making (and revoking) all tax elections on behalf of the Company (and which are to be made by the Company as opposed to the Members) under the Code. Upon the transfer of an Interest in the Company or a distribution of property to a Member (or assignee), the Company may, but is not required to, elect, pursuant to Section 754 of the Code, to adjust the basis of Company Property as allowed by Section 734(b) and 743(b) thereof.

         10.5 Tax Matters Manager. VHMC shall be Tax Matters Manager and shall act as the Tax Matters Partner as defined in the Code Section 6231(a)(7). As such, shall keep all the Members informed of all administrative and judicial proceedings, as required by Code Section 6223(g) and shall furnish all Members a copy of each notice or communication received by VHMC (as the Tax Matters Manager) from the Internal Revenue Service regarding any such administrative or judicial proceeding. The Tax Matters Manager shall execute, on behalf of the Company, any and all documents and returns necessary to comply with the Regulations promulgated under Code Sections 6221 through 6232.

                                   ARTICLE 11
                                   NONCOMPETE

         11.1 Business Activities of Members. Except as set forth in this
Article 11, each Member and its Affiliates may engage in other business activities, including but not limited to preferred provider organizations, health maintenance organizations or other health care provider businesses, without liability or accounting to the Company. It shall not be deemed a breach of any Member's duty of loyalty to the Company for that Member to pursue, for that Member's own benefit, any opportunity outside of the Noncompete Area described in Section 11.2 after compliance with the provisions of this Article 11.

         11.2 Covenant Not to Compete. Each of the Members, Universal Health Services, Inc. and Quorum Health Group, Inc., for itself and on behalf of their respective Affiliates, hereby covenant and agree that during the Noncompete Period within the Noncompete Area they shall not directly or indirectly, (a) build, develop, invest in, acquire, lease, manage, be a member of, consult for, finance or own any part of (as member, shareholder, partner or otherwise) any Person or health care facility which provides any services similar to the services provided by the Business or Hospitals, or (b) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between the Company, on the one hand, and any physician, physician group, or other healthcare provider with whom the Company contracts in connection with Business or Hospitals, on the other hand. The "NONCOMPETE PERIOD" shall commence as to each Member upon such Member's admission as a Member and terminate at such time as such Person is no longer a Member. The "NONCOMPETE AREA" shall mean the entire area included within the city of Las Vegas, Nevada and within a fifty (50) mile radius of the boundaries of the city of Las Vegas, Nevada. Notwithstanding the foregoing, none of the following shall be deemed a breach of this Section 11.2: (i) ownership of less than five percent (5%) of the stock of a publicly held company; (ii) the activities described in the second sentence of Section 11.1; (iii) VHMC or its Affiliates' continued operation of Goldring Surgery Center ("GOLDRING") and Nevada Radiation Oncology Center ("NEVADA") together with any expansion thereof provided such expansion is consistent with and limited to the operations and services of such businesses as of the date hereof and is located at the current sites of such businesses; and (iv) the continued operation by a Person who is an indirect transferee of an Interest in the Company pursuant to clause (ii) of
Section 7.5 of the business of such Person conducted within the Noncompete Area on the date the transaction undertaken pursuant to clause (ii) of Section 7.5 is first contemplated. Further, in the event a Member or one of its Affiliates acquires, directly or indirectly, a healthcare business with operations in the Noncompete Area from an unrelated third Person ("UTP") as part of an acquisition from such UTP of multiple healthcare facilities then such Member or its Affiliate shall sell the business operated within the Noncompete Area to the Company on commercially reasonable terms acceptable to VHMC and NC-DSH. The parties hereto acknowledge and agree that capital projects engaged in by the Company pursuant to Section 2.3 shall not be subject to this Article 11. VHMC and its Affiliates covenant and agree that they shall not initiate an increase in or otherwise seek to increase, directly or indirectly, their ownership interests (beneficial or otherwise) (collectively, the "OWNERSHIP") in Goldring and Nevada or in any entity or organization owning or operating Goldring or Nevada or any successor to Goldring and Nevada or the organizations owning or operating Goldring and Nevada. VHMC and its Affiliates further covenant and agree that in the event they are required, despite their compliance with the immediately preceding sentence, to increase their Ownership they shall use their reasonable best efforts to promptly convey such increased Ownership to the Company on terms and conditions reasonably acceptable to the Company, VHMC and NC-DSH.

         11.3 Enforcement. In the event of a breach of Section 11.2 hereof, the breaching party recognizes that monetary damages shall be inadequate to compensate the nonbreaching party(ies) and the nonbreaching party(ies) shall be entitled, without the posting of a bond, to an injunction restraining such breach, with the costs (including attorneys fees) of securing such injunction to be borne by the breaching party and its Affiliates, jointly and severally. Nothing herein contained shall be construed as prohibiting the nonbreaching party(ies) from pursuing any other remedy available for such breach or threatened breach.

         11.4 Reasonableness. All parties hereto hereby acknowledge the necessity of protection against the competition of the Members and their respective Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate the parties for agreeing to the restrictions contained in Section
11.2 hereof. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                                   ARTICLE 12
                                     GENERAL

         12.1 Filings. The Company shall execute and cause to be filed such certificates and documents required by any jurisdiction in which the Company engages in business. The Company shall take all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware and any other jurisdiction in which the Company engages in business.

         12.2 Status of Company for Tax Purposes. The Members intend that the Company be classified as a partnership for federal income tax purposes. The Members shall be under a continuing obligation to perform their duties and responsibilities under this Agreement in light of such intention, and the Company shall do any and all things and acts necessary or appropriate to maintain such classification including filing Form 8832 with the Internal Revenue Service.

         12.3 Waiver of Action for Partition. Each Member (and assignee) irrevocably waives, during the term of the Company, any right that it may have to maintain any action for partition with respect to the Company and its property.


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



         12.4 Nonrecourse Loans. If the Company borrows money on a nonrecourse basis, then the creditor who makes such a loan to the Company will not have or acquire at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor.

         12.5 Notice. Any notice or request required or desired to be given pursuant to this Agreement shall be deemed to have been properly given if the same shall be in writing and shall be either personally delivered, or deposited in the United States certified or registered mail, with postage prepaid, or deposited with any other generally recognized delivery service with charges prepaid or billed to the sender, and addressed to the Company at its principal executive office or addressed to such other person to whom such notice or request is intended to be given at such address as such person may have previously furnished in writing to the Company or to such person's last known address.

         12.6 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, representatives, transferees, successors and assigns. This Agreement may be executed in counterparts and by facsimile, which together shall deemed one and the same instrument.

         12.7 Construction. As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context would otherwise fairly require. The titles of the Articles and Sections herein have been inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. All references herein to Articles and Sections shall mean the appropriate numbered Article or Section hereof except where reference is made to the Act, the Code, the Regulations or to some other specified law, regulation or instrument. The parties to this Agreement shall be under a duty to act in good faith when exercising or declining to exercise any right or obligation hereunder, provided that, with respect to items that are the subject of Super-Majority approval or VHMC or NC-DSH consent, no reasonableness standard will be imposed and such decisions shall be in each of VHMC and NC-DSH's complete and unfettered discretion; each such party having a veto power with respect to the action proposed to be taken by the Company. It is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of each and, therefore, no presumptions will arise favoring any party by virtue of the authorship of any of its provisions or the changes made through revisions.

         12.8 Survival of Provisions. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable; provided that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law.

         12.9 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the Members with respect to the subject matter hereof and shall control over any inconsistent understanding, restriction, representation, or warranty among the Members.

         12.10 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware except where reference is herein made to sections or provisions of the Code or Regulations. All references to sections or provisions of the Act, Code and Regulations shall mean such sections or provisions as now or hereafter amended and shall include any successor sections or provisions.

         The undersigned Members have executed this Agreement as of the date first above written.

                                     "VHMC"

                                     Valley Hospital Medical Center, Inc.

                                     By:
                                        -------------------------------------

                                     Title:
                                          -----------------------------------

                                     "NC-DSH"

                                     NC-DSH, Inc.

                                     By:
                                        -------------------------------------
                                         Roland P. Richardson, Vice President

         The undersigned have executed this Agreement as of the date first above written for purposes of acknowledging their agreement to the provisions of
Article 11. Universal Health Services, Inc. has executed this Agreement as of the date first above written for the further purpose of acknowledging its agreement to the provisions of Section 8.4.

                                     Universal Health Services, Inc.

                                     By:
                                        -------------------------------------

                                     Title:
                                           ----------------------------------

                                     Quorum Health Group, Inc.

                                     By:
                                        -------------------------------------

                                     Title:
                                           ----------------------------------